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EXHIBIT 3(III)

                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                     CHARTER

I.       COMPOSITION

         The Audit Committee shall be comprised of not less than three members, as determined by the Board. Each member of the Audit Committee shall be an independent director, that is free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee.

         All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and the ability to read and understand the Corporation's financial statements. At least one member of the Audit Committee shall have accounting or related financial management expertise.

II.      PURPOSE

         The Audit Committee's primary function is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to financial reports and other financial information; internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. The Audit Committee's primary duties and responsibilities are to:

                  * Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

                  * Review and assess the audit efforts of the Corporation's independent auditors and determine the need for an internal auditing department.

                  * Act as a liaison to, and foster open communications among, the independent auditors, financial and senior management, and the Board.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

III.     MEETINGS

         The Audit Committee shall meet as frequently as circumstances dictate.

IV.      RESPONSIBILITIES AND DUTIES

         The Audit Committee believes its policies and procedures should remain flexible, to enable the Audit Committee to respond to changing conditions, and to ensure that the Corporation's accounting and reporting practices are in accordance with all applicable legal and internal requirements. To fulfill its responsibilities and duties the Audit Committee shall have the power to take, and shall take, such actions as it deems necessary, which may include the following:

1.       Review and update this Charter annually.

2. Meet with the independent auditors and financial management to review the scope of the proposed audit for the current year and the audit procedures to be utilized.

3. Upon completion of the audit, review separately with management and the independent auditors:

                  a. The annual financial statements and related footnotes;

                  b. The audit and audit report, including any comments or recommendations of the independent

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         auditors, and any significant changes in the audit plan; and

                  c. Any other matters related to the conduct of the audit which should be communicated to the Audit Committee under generally accepted auditing standards.

4. Review any significant disagreement among management and the independent auditors in connection with the preparation of the financial statements.

5. Review with financial management and the independent auditors the 10-Q prior to its filing or prior to the release of earnings. The Chair of the Audit Committee may represent the entire Audit Committee for purposes of this review.

6. Provide an annual report for inclusion in the Corporation's annual report or proxy statement describing the Audit Committee's composition and responsibilities, and how those responsibilities were discharged during the current fiscal year.

7. Review and discuss with the independent auditors all significant relationships the accountants have with the Corporation to determine the accountants' independence. Take such actions and make such inquiries as may be necessary to ensure the independence of the independent auditors.

8. Recommend to the Board the selection of the independent auditors. Review and make appropriate recommendations to the Board regarding the independence, performance and effectiveness of the independent auditors, and any proposed discharge of the independent auditors when circumstances warrant.

9. Periodically consult with the independent auditors out of the presence of management to discuss any matters of concern to the Audit Committee or the independent auditors.

10. Review the integrity of the Corporation's financial reporting processes, both internal and external.

11. Review with the independent auditors and the Corporation's financial accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Corporation.

12. Review with the independent auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

13. Review the procedures established by the Corporation to monitor compliance with any applicable loan, indenture or other contractual covenants and commitments.

14. Investigate any matter brought to the Audit Committee's attention within the scope of its duties, with the power to request the assistance of the Corporation's counsel or to retain outside counsel for this purpose, if deemed appropriate in the exercise of the Audit Committee's reasonable judgment.

15. Review, with the Corporation's counsel, legal compliance matters including corporate securities trading policies, and any other legal matter that could have a significant impact on the Corporation's financial statements and related disclosures.

16. Discuss with the full Board, the matters discussed at each Audit Committee Meeting.

17. Perform any other activities consistent with this Charter, the Corporation's By-laws and Delaware corporate law, as the Audit Committee or the Board deems necessary or appropriate.